Citigroup Global Markets Holdings Inc.	Free Writing Prospectus to Pricing Supplement No. 2023-USNCH[ ] Registration Statement Nos. 333-270327; 333-270327-01
Dated June 2, 2023; Filed pursuant to Rule 433

Jump Securities with Auto-Callable Feature Based Upon the Performance of the S&P 500® Index Due June , 2028
Principal at Risk Securities

This document provides a summary of the terms of the securities. Investors must carefully review the accompanying preliminary pricing supplement referenced below, product supplement, underlying supplement, prospectus supplement and prospectus, and the “Risk Considerations” on the following page, prior to making an investment decision.

Summary Terms
Issuer:	Citigroup Global Markets Holdings Inc.
Guarantor:	Citigroup Inc.
Underlying index:	The S&P 500® Index (ticker symbol: “SPX”)
Stated principal amount:	$1,000 per security
Pricing date:	June 15, 2023
Issue date:	June 21, 2023
Maturity date:	June 21, 2028
Valuation dates, potential redemption dates and premiums:	The valuation dates, potential redemption dates and premiums are listed below. The premium applicable to each valuation date is the amount indicated below.
Valuation Dates*	Potential Redemption Dates**	Premium
June 24, 2024	June 27, 2024	9.300% of the stated principal amount
September 16, 2024	September 19, 2024	11.625% of the stated principal amount
December 16, 2024	December 19, 2024	13.950% of the stated principal amount
March 17, 2025	March 20, 2025	16.275% of the stated principal amount
June 16, 2025	June 20, 2025	18.600% of the stated principal amount
September 15, 2025	September 18, 2025	20.925% of the stated principal amount
December 15, 2025	December 18, 2025	23.250% of the stated principal amount
March 16, 2026	March 19, 2026	25.575% of the stated principal amount
June 15, 2026	June 18, 2026	27.900% of the stated principal amount
September 15, 2026	September 18, 2026	30.225% of the stated principal amount
December 15, 2026	December 18, 2026	32.550% of the stated principal amount
March 15, 2027	March 18, 2027	34.875% of the stated principal amount
June 15, 2027	June 21, 2027	37.200% of the stated principal amount
September 15, 2027	September 20, 2027	39.525% of the stated principal amount
December 15, 2027	December 20, 2027	41.850% of the stated principal amount
March 15, 2028	March 20, 2028	44.175% of the stated principal amount
June 15, 2028 (“The final valuation date”)	N/A	46.500% of the stated principal amount

*Each valuation date is subject to postponement if such date is not a scheduled trading day or certain market disruption events occur with respect to any of the underlying indices

** If the valuation date immediately preceding any potential redemption date is postponed, that potential redemption date will also be postponed so that it falls on the third business day after such valuation date, as postponed

Automatic early redemption:	If, on any valuation date prior to the final valuation date, the closing level of the underlying index is greater than or equal to the initial index level, the securities will be automatically redeemed on the potential redemption date immediately following that valuation date for an amount in cash per security equal to $1,000 plus the premium applicable to that valuation date. If the securities are automatically redeemed following any valuation date prior to the final valuation date, they will cease to be outstanding and you will not be entitled to receive the premium applicable to any later valuation date.
Index return:	(i) The final index level minus the initial index level, divided by (ii) the initial index level
Initial index level:	The closing level of the underlying index on the pricing date
Final index level:	The closing level of the underlying index on the final valuation date
Trigger level:	80% of the initial index level

Payment at maturity[1]:

If the securities have not previously been redeemed, you will receive at maturity, for each $1,000 stated principal amount security you then hold, an amount in cash equal to:

•

If the final index level is greater than or equal to the initial index level: $1,000 + the premium applicable to the final valuation date

•

If the final index level of the is less than the initial index level but greater than or equal to the trigger level:
$1,000

•

If the final index level is less than its trigger level:
$1,000 + ($1,0000 x the index return)

If the securities are not automatically redeemed prior to maturity and the final index level is less than the trigger level, your payment at maturity will be less, and possibly significantly less, than $800.00 per security. You should not invest in the securities unless you are willing and able to bear the risk of losing a significant portion or all of your investment.

CUSIP/ISIN:	17291RD58 / US17291RD582
Preliminary pricing supplement:	https://www.sec.gov/Archives/edgar/data/200245/ 000095010323008434/dp194856_424b2-us2332773.htm

Hypothetical Payment[1]
If the first valuation date on which the closing level of the underlying index is greater than or equal to the initial index level is . . .	. . . then you will receive the following payment per security upon automatic redemption or at maturity, as applicable
1st valuation date	$1,093.00
2nd valuation date	$1,116.25
3rd valuation date	$1,139.50
4th valuation date	$1,162.75
5th valuation date	$1,186.00
6th valuation date	$1,209.25
7th valuation date	$1,232.50
8th valuation date	$1,255.75
9th valuation date	$1,279.00
10th valuation date	$1,302.25
11th valuation date	$1,325.50
12th valuation date	$1,348.75
13th valuation date	$1,372.00
14th valuation date	$1,395.25
15th valuation date	$1,418.50
Final valuation date	$1,465.00
[1]All payments are subject to our credit risk

On the date of the accompanying preliminary pricing supplement, Citigroup Global Markets Holdings Inc. expects that the estimated value of the securities on the pricing date will be at least $913.00 per security, which will be less than the public offering price. The estimated value of the securities is based on Citigroup Global Markets Inc.’s (“CGMI”) proprietary pricing models and Citigroup Global Markets Holdings Inc.’s internal funding rate. It is not an indication of actual profit to CGMI or other of Citigroup Global Markets Holdings Inc.’s affiliates, nor is it an indication of the price, if any, at which CGMI or any other person may be willing to buy the securities from you at any time after issuance. See “Valuation of the Securities” in the accompanying preliminary pricing supplement.

Citigroup Global Markets Holdings Inc. and Citigroup Inc. have filed registration statements (including the accompanying preliminary pricing supplement, product supplement, underlying supplement, prospectus supplement and prospectus) with the Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the accompanying preliminary pricing supplement, product supplement, underlying supplement, prospectus supplement and prospectus in those registration statements (File Nos. 333-270327; 333-270327-01) and the other documents Citigroup Global Markets Holdings Inc. and Citigroup Inc. have filed with the SEC for more complete information about Citigroup Global Markets Holdings Inc., Citigroup Inc. and this offering. You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, you can request these documents by calling toll-free 1-800-831-9146.

Underlying Index

For more information about the underlying index, including historical performance information, see the accompanying preliminary pricing supplement.

Risk Considerations

The risks set forth below are discussed in more detail in the “Summary Risk Factors” section in the accompanying preliminary pricing supplement. Please review those risk factors carefully prior to making an investment decision.

•	You may lose a significant portion or all of your investment.
•	The trigger feature of the securities exposes you to particular risks.
•	The securities do not pay interest.
•	Your potential return on the securities is limited.
•	The term of the securities may be as short as one year.
•	Investing in the securities is not equivalent to investing in the underlying index or the stocks that constitute the underlying index.
•	Your return on the securities depends on the closing level of the underlying index on a limited number of days.
•	The securities are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc.
•	The securities will not be listed on any securities exchange and you may not be able to sell them prior to maturity.
•	The estimated value of the securities on the pricing date, based on CGMI’s proprietary pricing models and Citigroup Global Markets Holdings Inc.’s internal funding rate, will be less than the issue price.
•	The estimated value of the securities was determined for Citigroup Global Market Holdings Inc. by its affiliate using proprietary pricing models.
•	The estimated value of the securities would be lower if it were calculated based on Citigroup Global Market Holdings Inc.’s secondary market rate.
•	The estimated value of the securities is not an indication of the price, if any, at which CGMI or any other person may be willing to buy the securities from you in the secondary market.
•	The value of the securities prior to maturity will fluctuate based on many unpredictable factors.
•	Immediately following issuance, any secondary market bid price provided by CGMI, and the value that will be indicated on any brokerage account statements prepared by CGMI or its affiliates, will reflect a temporary upward adjustment.
•	Governmental regulatory actions, such as sanctions, could adversely affect your investment in the securities.
•	Citigroup Global Market Holdings Inc.’s offering of the securities does not constitute a recommendation of the underlying index.
•	The level of the underlying index may be adversely affected by Citigroup Global Market Holdings Inc.’s or its affiliates’ hedging and other trading activities.
•	Citigroup Global Market Holdings Inc. and its affiliates may have economic interests that are adverse to yours as a result of the business activities of Citigroup Global Market Holdings Inc.’s affiliates.
•	The calculation agent, which is an affiliate of Citigroup Global Market Holdings Inc., will make important determinations with respect to the securities.
•	Adjustments to the underlying index may affect the value of your securities.
•	The U.S. federal tax consequences of an investment in the securities are unclear.

Tax Considerations

You should review carefully the discussion in the accompanying preliminary pricing supplement under the heading “United States Federal Tax Considerations” concerning the U.S. federal tax consequences of an investment in the securities, and you should consult your tax adviser.